KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
         EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                            (Dollars In Thousands)


FOR THE QUARTER ENDED MARCH 31,                    2002           2001
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Weighted-average number of limited partners
units on which limited partners' net income
per unit is based:
Basic                                          166,048,877    135,036,336
  Add-incremental units under common unit
  option plan                                      197,088        185,798

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Assuming dilution                              166,245,965    135,222,134

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Net income                                    $    141,433   $    101,667

Less: General Partner's interest in Net
Income                                            (61,794)       (41,622)
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Limited Partners' interest in Net Income       $    79,639    $    60,045

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Earnings per limited partner unit:
Limited Partners' Net Income per unit
Basic                                         $      .48       $      .44
Diluted                                       $      .48       $      .44